Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley Sard Verbinnen & Co 212/687-8080

LADENBURG THALMANN REPORTS FOURTH QUARTER
AND FULL YEAR 2010 RESULTS

2010 Revenues Increase 29% on Strong Growth of
Independent Brokerage and Capital Markets Businesses

Client Assets Exceed $22 Billion
________________________________________________________________________

MIAMI, FL, March 11, 2011 — Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS) today announced financial results for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter 2010

Fourth quarter 2010 revenues were $54.6 million, a 25% increase from revenues of $43.8 million in the fourth quarter of 2009. Net loss for the fourth quarter was $1.1 million, or $(0.01) per diluted share, an improvement from net loss of $3.5 million, or $(0.02) per diluted share, in the comparable 2009 period. EBITDA, as adjusted, for the three months ended December 31, 2010 was a gain of $1.6 million, unchanged from the 2009 period. The fourth quarter 2010 results included $1.4 million of professional services expense and $2.0 million of non-cash charges for depreciation, amortization and compensation expense, while the fourth quarter 2009 results included $1.4 million of professional services expense and $3.6 million of non-cash charges for depreciation, amortization and compensation expense.

Full Year 2010

Full year 2010 revenues were $194.5 million, a 29% increase over revenues of $150.7 million in 2009. The Company recorded a net loss of $11.0 million, or $(0.06) per diluted share, in 2010 compared to a net loss of $18.7 million, or $(0.11) per diluted share, in 2009. 2010 EBITDA, as adjusted, was a gain of $2.7 million compared to a loss of $1.8 million for 2009. The 2010 results included professional services expense of $5.4 million and non-cash charges of $9.4 million for depreciation, amortization and compensation. The 2009 results included professional services expense of $5.7 million and non-cash charges of $11.7 million for depreciation, amortization and compensation.

EBITDA, as adjusted, increased $4.6 million in 2010 to a gain of $2.7 million compared to a loss of $1.8 million in 2009, primarily as a result of a smaller net loss in 2010 as compared to 2009. The following table presents a reconciliation of EBITDA, as adjusted, to net loss as reported.

	Year ended		Three months ended
	December 31,		December 31,
	2010	2009	2010	2009
(in thousands)			(unaudited)

Total revenues	$194,526 (1)	$150,675	$54,608	$43,813
Total expenses	204,616	168,279	55,515	46,758
Pre-tax loss	(10,090)	(17,604)	(907)	(2,945)
Net loss	(10,951)	(18,673)	(1,114)	(3,546)

Reconciliation of EBITDA, as adjusted, to net loss:
EBITDA, as adjusted	$2,701	$(1,849)	$1,637	$1,607
Add:
Interest income	(14)	70	15	4
Less:
Interest expense	(3,241)	(3,977)	(708)	(791)
Income tax expense	(861)	(1,069)	(207)	(601)
Depreciation and amortization expense	(3,978)	(4,143)	(1,664)	(1,333)
Non-cash compensation expense	(5,439)	(7,534)	(783)	(2,261)
Clearing firm conversion expense	(119)	(171)	187	(171)

Net loss	$(10,951)	$(18,673)	$(1,523)	$(3,546)

(1) Includes $970 of revenue from Premier (acquired September 1, 2010).

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for gains or losses on sales of assets, non-cash compensation expense and clearing conversion expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as expenses related to Investacorp’s conversion to a single clearing firm as part of a new seven-year clearing arrangement, or do not involve a cash outlay, such as stock-related compensation. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Dr. Phillip Frost, Chairman of Ladenburg, said, “Strong growth in both our independent brokerage and capital markets businesses drove increased revenues and higher EBITDA, as adjusted, in 2010 and we now have over $22 billion in client assets. Revenues at our independent brokerage and advisory businesses increased 34% for the year to $150 million, as we had notable success both in terms of recruiting and asset growth. With over 1,000 financial advisors at Triad and Investacorp, Ladenburg has a great platform for continued expansion of this business.”

Richard Lampen, President and Chief Executive Officer of Ladenburg, added, “Ladenburg’s capital markets business also grew substantially in 2010, with investment banking revenues increasing 35% fueled in part by the continued growth of our yield-based equities division. In 2010, we participated in 46 underwritten offerings raising approximately $10.8 billion and placed six registered direct and PIPE offerings raising approximately $38 million for clients in the healthcare, biotechnology, energy and other industries. We are off to a strong start to 2011, with Ladenburg already participating in 19 completed offerings raising approximately $2.5 billion and placing one registered direct and two PIPE offerings raising approximately $41 million. We are pleased with the significant progress we made last year and believe that, subject to market conditions, Ladenburg is well positioned to benefit from a healthy underwriting backlog in 2011.”

About Ladenburg

Ladenburg Thalmann Financial Services is engaged in investment banking, equity research, institutional sales and trading, independent brokerage and advisory services, asset management services and trust services through its principal subsidiaries, Ladenburg Thalmann & Co. Inc., Investacorp, Inc., Triad Advisors, Inc., Ladenburg Thalmann Asset Management Inc. and Premier Trust, Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals. Investacorp, Inc., a leading independent broker-dealer headquartered in Miami, Florida, has been serving the independent registered representative community since 1978 and has approximately 440 independent financial advisors nationwide. Founded in 1998, Triad Advisors, Inc. is a leading independent broker-dealer and registered investment advisor headquartered in Norcross, Georgia that offers a broad menu of products, services and total wealth management solutions to approximately 600 independent financial advisors nationwide. Ladenburg Thalmann Financial Services is based in Miami, Florida. Ladenburg Thalmann & Co. is based in New York City, with regional offices in Miami and Boca Raton, Florida; Melville, New York; and Princeton, New Jersey.  For more information, please visit www.ladenburg.com.

# # #
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial, statements regarding future growth, statements regarding growth of the independent brokerage and advisory area, and statements regarding our investment banking business and backlog. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

[Financial Table Follows]

LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
			(unaudited)
Revenues:

Commissions	$108,401	$92,728	$28,443	$25,315
Advisory fees	53,627	33,095	17,043	10,191
Investment banking	20,940	15,155	5,769	6,405
Principal transactions	131	846	827	(36)
Interest and dividends.	524	2,372	117	28
Other income	10,903	6,479	2,409	1,910

Total revenues	194,526	150,675	54,608	43,813

Expenses:

Commissions and fees	122,120	87,165	35,041	25,151
Compensation and benefits	43,309	40,232	11,306	10,489
Non-cash compensation	5,439	7,534	783	2,261
Brokerage, communication and clearance fees	6,632	6,836	1,741	1,725
Rent and occupancy, net of sublease revenue	3,309	3,067	673	478
Professional services	5,361	5,725	1,399	1,354
Interest	3,241	3,977	708	786
Depreciation and amortization	3,978	4,143	1,255	1,332
Other	11,227	9,600	2,609	3,182

Total expenses	204,616	168,279	55,515	46,758

Loss before income taxes	(10,090)	(17,604)	(907)	(2,945)
Income tax expense	861	1,069	207	601

Net loss	$(10,951)	$(18,673)	$(1,114)	$(3,546)

Net loss per common share (basic and	$(0.06)	$(0.11)	$(0.01)	$(0.02)
diluted)

Weighted average common shares used in computation of per share data:
Basic	175,698,489	168,623,375	182,605,129	167,876,256

Diluted	175,698,489	168,623,375	182,605,129	167,876,256